Statement Re: Computation of Earnings Per Share                     Exhibit 11.1

                                                                   Quarter Ended

                                               -----------------------------------------------------
                                                 April 4, 1997                      March 31, 1996
                                                 -------------                      --------------


Weighted average shares outstanding                    9,057,740                           5,589,764
Effect of common and common
    equivalent shares issued by the
    Company during the twelve month
    period immediately preceding the
    Company's registration for initial
    public offering on August 2, 1996,
    as if they were outstanding for
    all periods presented prior to the
    registration for initial public
    offering, using the treasury stock
    method                                                                                   346,012
                                                -----------------                  ------------------
Total shares                                           9,057,740                           5,935,776
                                                =================                  ==================
Net income (loss)                                $    (2,341,691)                   $       (962,004)
                                                =================                  ==================
Net income (loss) per common and
      common share equivalent                    $         (0.26)                   $          (0.16)
                                                =================                  ==================